EXHIBIT 10.02

EMPLOYMENT AGREEMENT

      Eastman Chemical Company (“Eastman”) and James P. Rogers (“Rogers”) (collectively referred to as “both parties”) agree to the employment of James P. Rogers as Senior Vice President and Chief Financial Officer. Eastman will provide to Rogers a rate of pay of $29,166.66 per month. The job is subject to the reporting relationships as defined in Attachment A. Eastman reserves the right to vary the expectations of the Chief Financial Officer and any reporting relationships or job expectations as it deems necessary.

      Eastman and Rogers agree that Rogers will participate in Eastman’s 1997 Omnibus Long-Term Compensation Plan and in additional compensation plans as specified below:

Annual Incentive:	Participation in Annual Performance Plan and Eastman Performance Plan. Eastman Performance Plan participation is 100% the first year.

Long Term Incentive:	Participation in Long Term Performance Subplan.

Signing Bonus:	$150,000 Cash.

Restricted Stock:	11,300 restricted shares issued on date of employment (one-year restriction). 11,300 restricted shares issued on first anniversary date of employment (one-year restriction). 11,300 restricted shares issued on second anniversary date of employment (one-year restriction).

Stock Option Award:	192,000 options granted on date of employment, 50% vesting on date of employment and remainder on first anniversary date of employment. Participation in the annual grant program of 11,000 options per year.

      Rogers’ employment will be an “at will” employment and he can be terminated at any time at the will of Eastman with or without cause. This “at will” status shall not be changed by any written or oral representation or statement by Eastman or its employees or agents.

      Eastman and Rogers agree that Rogers’ employment cannot be in conflict with any employer contract under which he may presently have obligations. Rogers will be required to sign the Employment Agreement attached, the terms of which are incorporated by reference in this Agreement.

      Eastman and Rogers agree that Rogers will begin work between August 15 and August 31, 1999.

      Both parties agree that Rogers will be eligible for four weeks vacation under the provisions of the Eastman vacation and holiday plan.

      Both parties agree that housing and relocation arrangements will be made subject to the attached agreement Summary of Major Components of Home Purchase Program.

      Both parties agree that Rogers will be eligible for existing pension and welfare plans. No pension credit will be earned in 1999.

      If Rogers works 10 or more years and retires, he will be eligible for Eastman health benefits as a retiree. If Rogers leaves Eastman before working for 10 years, he would be eligible for continued health care coverage under COBRA for 18 months.

      After 18 months, by exercising his HIPPA rights, Rogers can obtain individual coverage that does not exclude pre-existing conditions. Eastman will provide a reasonable pay supplement to offset the cost of similar coverage compared to the cost of COBRA coverage under Eastman’s health plan.

      The parties acknowledge that Eastman may change its health care plans and other welfare and pension plans without notice.

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      Both parties agree that they will execute a severance agreement substantially similar to the one attached (“Severance Agreement”). Both parties agree that for the first two years of Rogers’ employment, Eastman will provide two years cash compensation if Rogers is terminated from the company without cause.

/s/ B. Fielding Rolston B. Fielding Rolston Vice President, Human Resources, Health, Safety, Environment, and Security	/s/ James P. Rogers James P. Rogers	August 16, 1999 Date

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